Allurion Reports Fourth Quarter and Full-Year 2024 Financial Results
and Provides Business Update

NATICK, Mass.—March 26, 2025 — (BUSINESS WIRE) — Allurion Technologies, Inc. (NYSE: ALUR) (“Allurion” or the “Company”), a company dedicated to ending obesity, today announced its financial results for the fourth quarter and full year ended December 31, 2024 and provided a business update.

Recent Company Highlights and Outlook

•
Reported initial data on the combination of the Allurion Program with low-dose GLP-1s showing optimization of muscle mass and GLP-1 adherence and announced plans to perform additional prospective studies on the combination approach
•
Fourth quarter 2024 revenue of $5.6 million and full year revenue of $32.1 million, consistent with preannouncement on January 14, 2025
•
Fourth quarter 2024 operating expenses of $19.6 million, a decrease of 39% compared to the same period in the prior year, and included one-time restructuring charges of $3.8 million
•
Full-year 2024 procedure volume growth of 4%, above previously issued guidance, despite the reduction in operating expenses compared to prior year
•
Cleared to resume sales in France on February 12, 2025
•
Positive topline readout for AUDACITY FDA clinical trial, setting stage for submission of pre-market approval (“PMA”) application
•
Recent financings expected to fund business through potential FDA approval of the Allurion Balloon in 2026
•
Advanced R&D pipeline with the launch of next-generation Allurion Balloon with smaller capsule size and increased radiopacity
•
2025 revenue guidance of approximately $30 million with a reduction of approximately 50% in operating expenses compared to 2024

“In 2024, we restructured and refocused Allurion for the future and have been thrilled with the recent milestones we have achieved,” said Dr. Shantanu Gaur, Founder and Chief Executive Officer. “The initial results on the combination of the Allurion Program with low-dose GLP-1s, clearance to resume sales in France, and positive topline readout from the AUDACITY trial were all significant moments for our company. Momentum built in the fourth quarter as our new commercial strategy began to take hold, and procedure volume grew most in regions where GLP-1s are relatively mature in the market, suggesting, we believe, that patients are entering the funnel seeking either an alternative or combination approach to weight loss.

“As the first quarter comes to a close, we see further momentum building and a 2025 that is rich in potential catalysts,” continued Dr. Gaur. “With our recent financings complete, we believe we have a cash runway through becoming EBITDA positive and receiving FDA approval of the Allurion Balloon. And, as we initiate prospective studies on our combination approach, advance our PMA application through the FDA, and set the stage for profitability, I have no doubt we are building out an exciting future for Allurion.”

Fourth Quarter Financial Results

Total revenue for the quarter ended December 31, 2024 was $5.6 million, compared to $8.2 million for the same period in 2023. The year-over-year decrease in revenue was primarily due to the temporary suspension of sales in France and macroeconomic headwinds in certain markets leading to lower re-order rates.

Gross profit for the fourth quarter ended December 31, 2024 was $2.5 million, or 45% of revenue, compared to $6.4 million, or 78% of revenue, for the same period in 2023. Gross profit for the fourth quarter ended December 31, 2024 was negatively impacted by the reduction in revenue in the period and lower production volumes, which resulted in less manufacturing labor and overhead being absorbed into inventory costs. We also recorded an adjustment of excess and obsolete scrap related to inventory on hand with a shelf life of less than six months, which was primarily due to the reduction in revenue and temporary suspension of sales in France.

For the full-year ended December 31, 2024, gross profit was $21.5 million, or 67% of revenue. Gross profit margin is expected to expand in 2025 with inventory levels normalizing and sales resuming in France.

Sales and marketing expenses for the fourth quarter of 2024 were $7.9 million, compared to $10.7 million for the same period in 2023, and included $3.1 million of restructuring costs. The reduction in expense was primarily driven by increased operating efficiency and the restructuring initiatives implemented during the fourth quarter of 2024, which re-focused spend on more efficient channels.

R&D expenses for the fourth quarter of 2024 were $4.1 million, compared to $6.1 million for the same period in 2023, and included $0.3 million of restructuring costs. The reduction was primarily driven by reduced costs related to the AUDACITY trial and restructuring initiatives implemented during the fourth quarter of the year.

G&A expenses for the fourth quarter of 2024 were $7.7 million, compared to $15.4 million for the same period in 2023, and included restructuring and financing costs of $1.1 million. The reduction was primarily driven by decreases in bad debt expense and in stock-based compensation and the restructuring initiatives implemented during the fourth quarter of the year.

Loss from operations for the fourth quarter was $17.1 million, compared to $25.7 million for the same period in 2023, and included $4.6 million of restructuring and financing costs. The reduction was driven by restructuring initiatives implemented during the fourth quarter.

Cash balance on December 31, 2024 was $15.4 million.

Conference Call and Webcast Details

Company management will host a conference call to discuss financial results and provide a business update on March 26, 2025 at 8:30 AM ET.

To access the conference call by telephone, please dial (888) 330-3417 (domestic) or +1 646 960 0804 (international) and use Conference ID 1905455. To listen to the conference call via live audio webcast, please visit the Events section of Allurion’s Investor Relations website at Allurion - Events & Presentations.

About Allurion

Allurion is dedicated to ending obesity. The Allurion Program is a weight loss platform that features the Allurion Gastric Balloon, the world’s first and only swallowable, procedure-less™ intragastric balloon for weight loss, and offers access to the Allurion Virtual Care Suite, including the Allurion Mobile App for consumers, Allurion Insights for health care providers featuring the Coach Iris AI Platform, and the Allurion Connected Scale. The Allurion Virtual Care Suite is also available to providers separately from the Allurion Program to help customize, monitor and manage weight loss therapy for patients regardless of their treatment plan: gastric balloon, surgical, medical or nutritional. The Allurion Gastric Balloon is an investigational device in the United States.

For more information about Allurion and the Allurion Virtual Care Suite, please visit www.allurion.com.

Allurion is a trademark of Allurion Technologies, Inc. in the United States and countries around the world.

Forward-Looking Statements

This press release contains forward-looking statements that are based on beliefs and assumptions and on information currently available. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although Allurion believes that it has a reasonable basis for each forward-looking statement contained in this press release, Allurion cautions you that these statements are based on a combination of facts and factors currently known by it and its projections of the future, about which it cannot be certain.

Forward-looking statements in this press release include, but are not limited to, statements regarding: the Company’s financial outlook for 2025 and future years, including the anticipated impact of the 2024 restructuring plan on the Company’s operating expenses and its ability to achieve profitability and be EBITDA positive in 2026; the expected impact of resumed sales in France; anticipated procedural volume growth; the Company’s ability, through the implementation of the 2024 restructuring plan, refocused strategy, and use of capital from financings, to increase operational and financial flexibility, position itself to navigate an evolving economic landscape, and extend its financial runway for sustained future growth in 2025 and beyond; ; the Company’s beliefs with respect to the shift in commercial strategy, including with respect to sales and marketing; the outcome of the Company’s PMA seeking FDA approval of the Allurion Balloon following the topline readout of the AUDACITY clinical trial; the performance and market acceptance of products, including VCS and the Coach Iris feature, for patients using different weight loss therapies both outside and within the United States, as well as the Company’s ability to expand these aspects of its business further in 2025; the outcomes of anticipated studies on the combination of GLP-1s with the Allurion Balloon and the impact on demand for our products and services; ; and the market and demand for our products and weight-loss solutions in general, including GLP-1 drugs and elective procedures.

Allurion cannot assure you that the forward-looking statements in this press release will prove to be accurate. These forward looking statements are subject to a number of risks and uncertainties, including, among others, general economic, political and business conditions; the ability of Allurion to obtain and maintain regulatory approval for, and successfully commercialize, the Allurion Program; the timing of, and results from, its clinical studies and trials, including with respect to the combination of GLP-1s with the Allurion Balloon; the evolution of the markets in which Allurion competes, including the impact of GLP-1 drugs; the ability of Allurion to maintain its listing on the New York Stock Exchange;, the Russia and Ukraine war and the Israel-Hamas war on Allurion’s business and financial results; the outcome of any legal proceedings against Allurion; the risk of economic downturns and a changing regulatory landscape in the highly competitive industry in which Allurion competes; and those factors discussed under the heading “Risk Factors” in the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on November 13, 2024, its Annual Report on Form 10-K filed with the SEC on March 26, 2024, and other filings with the SEC. Furthermore, if the forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that Allurion will achieve its objectives and plans in any specified time frame, or at all. The forward-looking statements in this press release represent Allurion’s views as of the date of this press release. Allurion anticipates that subsequent events and developments will cause its views to change. However, while Allurion may elect to update these forward-looking statements at some point in the future, Allurion has no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing Allurion’s views as of any date subsequent to the date of this press release.

Consolidated Statements of Operations

(dollars in thousands, except per share amounts)(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenue	$5,591	$8,235	$32,110	$53,467
Cost of revenue	3,058	1,805	10,607	11,970
Gross profit	2,533	6,430	21,503	41,497
Operating expenses:
Sales and marketing	7,873	10,730	25,933	46,857
Research and development	4,122	6,071	17,369	27,694
General and administrative	7,653	15,367	28,399	46,024
Total operating expenses:	19,648	32,168	71,701	120,575
Loss from operations	(17,115)	(25,738)	(50,198)	(79,078)
Other income (expense):
Interest expense	—	(3,235)	(2,264)	(10,566)
Changes in fair value of warrants	2,814	6,175	17,024	8,364
Changes in fair value of debt	(1,330)	—	8,690	(3,751)
Changes in fair value of Revenue Interest Financing and PIPE Conversion Option	(4,713)	(152)	(14,321)	(2,192)
Changes in fair value of earn-out liabilities	760	4,720	22,900	29,050
Termination of convertible note side letters	—	—	—	(17,598)
Loss on extinguishment of debt	—	—	(8,713)	(3,929)
Other income (expense), net	(477)	(776)	1,452	(643)
Total other income (expense):	(2,946)	6,732	24,768	(1,265)
Loss before income taxes	(20,061)	(19,006)	(25,430)	(80,343)
Provision for income taxes	(508)	(174)	(718)	(264)
Net loss	(20,569)	(19,180)	(26,148)	(80,607)
Cumulative undeclared preferred dividends	—	—	—	(1,697)
Net loss attributable to common shareholders	$(20,569)	$(19,180)	$(26,148)	$(82,304)
Net loss per share
Basic and diluted	$(7.95)	$(10.09)	$(11.64)	$(57.83)
Weighted-average shares outstanding
Basic and diluted	2,588,912	1,900,816	2,247,164	1,423,275

Consolidated Balance Sheets

(dollars in thousands)(unaudited)

	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$15,379	$38,037
Accounts receivable, net of allowance of doubtful accounts of $6,701 and $12,671, respectively	7,134	18,194
Inventory, net	3,400	6,171
Prepaid expenses and other current assets	1,243	2,414
Total current assets	27,156	64,816
Property and equipment, net	2,469	3,381
Right-of-use asset	2,079	3,010
Other long-term assets	1,109	505
Total assets	$32,813	$71,712
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$6,572	$10,379
Current portion of term loan	—	38,643
Current portion of lease liabilities	869	908
Accrued expenses and other current liabilities	11,422	15,495
Total current liabilities	18,863	65,425
Convertible notes payable	35,710	—
Warrant liabilities	4,567	6,765
Revenue Interest Financing liability	49,200	36,200
Earn-out liabilities	1,090	23,990
Lease liabilities, net of current portion	1,344	2,306
Other liabilities	17	7,513
Total liabilities	110,791	142,199
Commitments and Contingencies
Stockholders’ deficit:
Preferred stock, $0.0001 par value — 100,000,000 shares authorized as of December 31, 2024; and no shares issued and outstanding as of December 31, 2024 and December 31, 2023	—	—
Common stock, $0.0001 par value - 1,000,000,000 shares authorized as of December 31, 2024; 2,710,607 and 1,907,529 shares issued and outstanding as of December 31, 2024 and 2023, respectively	3	2
Additional paid-in capital	152,596	143,010
Accumulated other comprehensive income (loss)	8,370	(700)
Accumulated deficit	(238,947)	(212,799)
Total stockholders’ deficit	(77,978)	(70,487)
Total liabilities and stockholders’ deficit	$32,813	$71,712

Investor / Media Contact
investors@allurion.com

Source: Allurion Technologies, Inc.